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                                                                    Exhibit 99.1

[LOGO TRANSACT TECHNOLOGIES CORPORATION]


            TRANSACT TECHNOLOGIES TO TRADE ON NASDAQ NATIONAL MARKET


         Wallingford, CT, September 20, 2004 - TransAct Technologies Incorporated (Nasdaq: TACT), a leading producer of transaction-based printers for customers worldwide, today announced that effective September 21, 2004, its common stock would trade on the NASDAQ National Market. The Company's trading symbol, will remain "TACT".

Steve DeMartino, Chief Financial Officer of TransAct Technologies, commented, "Our move back onto the NASDAQ National Market from the NASDAQ Small Cap Market should help increase TransAct's liquidity for shareholders, and help introduce TransAct to an even broader base of institutional and retail investors. The new listing reflects the increase in our shareholder's equity as required under the listing requirements. At June 30, 2004, our shareholders' equity stood at $19.1 million, with more than $5 million in cash."

About TransAct Technologies Incorporated
TransAct (Nasdaq: TACT) designs, develops, manufactures and markets transaction-based printers under the ITHACA(R) and MAGNETEC(R) names. In addition, the Company markets related consumables, spare parts and service. The Company's printers are used worldwide to provide receipts, tickets, coupons, register journals and other documents. TransAct focuses on two core markets: point-of-sale (POS) and banking, and gaming and lottery. TransAct sells its products to original equipment manufacturers, value-added resellers and selected distributors, as well as directly to end-users. The Company's product distribution spans across the Americas, Europe, the Middle East, Africa, the Caribbean Islands and the South Pacific. For further information, visit TransAct's web site located at www.transact-tech.com.

CONTACTS:
Steve DeMartino, Chief Financial Officer, 203-269-1198 Ext. 6059 or David Pasquale, 646-536-7006, or Andrew Rodriguez, 646-536-7032, both with The Ruth Group

                                      # # #

Forward-Looking Statements:
The Company's forward-looking statements in this press release are subject to a number of risks and uncertainties. Risks and uncertainties include, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on third parties for sales outside the United States, including Australia and New Zealand; economic and political conditions in the United States, Australia, New Zealand, Europe and Latin America; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; and the absence of price wars or other significant pricing pressures affecting the Company's products in the United States or abroad. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.


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